CERTIFICATE OF INCORPORATION
                                       OF
                            SONOMAWEST HOLDINGS, INC.
                             a Delaware Corporation

         The undersigned, for the purpose of incorporating a corporation under the General Corporation Law of the State of Delaware, does hereby certify as follows:

                                   ARTICLE I

         The name of this corporation is SonomaWest Holdings, Inc.

                                   ARTICLE II

         The address of the corporation's registered office in the State of Delaware is 9 E. Loockerman Street, Suite 1B, Dover, Delaware 19901. The name of its registered agent at such address is National Registered Agents, Inc.

                                  ARTICLE III

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock," and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Seven Million Five Hundred Thousand (7,500,000) shares, of which Five Million (5,000,000) shares shall be Common Stock, par value $0.0001 per share, and Two Million Five Hundred Thousand (2,500,000) shares shall be Preferred Stock, par value $0.0001 per share.

         B. Preferred Stock. Subject to the provisions of this Certificate of Incorporation, the Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

            1. Number of Shares in Series. The number of shares constituting that series and the distinctive designation of that series;

            2. Dividend Rights. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;


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            3. Liquidation Rights. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

            4. Voting Rights. Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

            5. Conversion Rights. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

            6. Redemption Rights. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            7. Sinking Fund. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

            8. Other. Any other relative rights, preferences and limitations of that series.

                                    ARTICLE V

         The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors.

                                   ARTICLE VI

         To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the corporation to the corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

                                  ARTICLE VII

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.


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                                  ARTICLE VIII

         In addition to the other powers expressly granted by statute, the Board of Directors of the corporation shall have the power to repeal, alter or amend the bylaws of the corporation, provided however, that a majority of the stockholders entitled to vote must approve the amendment or repeal of the last paragraph of Section 2.10 of the bylaws (cumulative voting) and Section 3.2 of the bylaws (number of directors).

         Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                                   ARTICLE IX

         Meetings of stockholders may be held within or without the State of Delaware as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

                                   ARTICLE X

         The corporation shall not be governed by the business combination statute set forth in Section 203 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.

                                   ARTICLE XI

         The name and mailing address of the incorporator is Matthew J. Ertman, 515 S. Figueroa Street, 7th Floor, Los Angeles, CA 90071.

                                  ARTICLE XII

         The corporation shall have perpetual existence.




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